                                                                           Exhibit 99.1

Ruddick Corporation Reports Third Quarter Fiscal 2003 Results

CHARLOTTE, N.C., July 31 /PRNewswire-FirstCall/ -- Ruddick Corporation (NYSE: RDK) today reported that consolidated sales for the third fiscal quarter ended June 29, 2003 rose 2.8% to $685 million from $666 million a year earlier. For the nine months ended June 29, 2003, sales of $2.05 billion were 3.5% above the $1.98 billion for the comparable period last year. The increase in sales during the quarter, and fiscal year to date, was attributable to the opening of new supermarkets and comparable store sales increases in the Harris Teeter subsidiary offset to some extent during the quarter ended June 29, 2003 by sales declines at the Company's American & Efird ("A&E") textile subsidiary.

The Company reported consolidated net income of $16.1 million, or $0.35 per diluted share, in the third fiscal quarter of 2003 compared to net income of $16.5 million, or $0.35 per diluted share, in the prior year third quarter. For the first nine months of fiscal 2003 consolidated net income was $43.5 million, or $0.94 per diluted share, compared to $35.7 million, or $0.77 per diluted share, in the same period of fiscal 2002.

The prior year nine month period was affected by a $7.9 million pre-tax exit and impairment charge ($4.8 million after tax benefits, or $0.10 per diluted share), related to the consolidation of two industrial thread dyeing and finishing operations at A&E in the second quarter of fiscal 2002. The fiscal 2002 third quarter included $710,000 ($431,000 after tax, or $0.01 per diluted share) of credits related to favorable experience of actual charges incurred compared to charges originally estimated and recorded in 2001 for the sale of 26 Harris Teeter stores.

For the third quarter of fiscal 2003, Harris Teeter sales rose 4.0% to $608.1 million from $584.8 million last year. The increase in sales was attributable to sales from the opening of new stores (partially offset by the closing of older stores) and a 1.69% increase in comparable store sales for the third quarter of fiscal 2003. For the first nine months of fiscal 2003, sales rose 3.7% to $1.83 billion from $1.76 billion in the same period of fiscal 2002. Comparable store sales increased 0.77% for the first nine months of fiscal 2003.

Operating profit at Harris Teeter of $23.1 million for the third quarter of fiscal 2003 increased 0.9% from the $22.9 million in the previous year. For the nine months ended June 29, 2003 operating profit was $69.2 million, an increase of 5.7% from $65.5 million for the comparable period last year. Operating margin on sales for the quarter was 3.80% compared to 3.91% for the comparable period in the prior year. For the first nine months of fiscal 2003 the operating margin improved to 3.79% from 3.72% in fiscal 2002. Comparison of the operating margin on sales was impacted by the previously mentioned prior year credits of $710,000 which was 0.12% of sales for the third quarter of fiscal 2002 and 0.04% of sales for the first nine months of fiscal 2002. Operating profit improvements were achieved primarily through the continued growth in total and comparable store sales. Increased promotional spending to drive sales was offset primarily by lower costs associated with store closings.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We are very pleased with the continued trend in positive comparable store sales growth, despite the fiercely competitive nature of the retail industry. We continue to improve overall sales while remaining focused on our business strategy of providing excellent customer service and providing value to our customers. Our ongoing promotions and new programs such as Harris Teeter Rancher(TM) beef have been very successful in generating sales in what continues to be a very competitive grocery store environment."

At the end of the quarter, Harris Teeter operated 139 stores. Management plans to open two additional stores in the fourth quarter for a total of four stores for fiscal 2003. At the present time, Management expects to open seven new stores and replace one existing store during fiscal 2004. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations, and may from time-to-time close or divest older or under-performing stores.

A&E's sales of $76.9 million in the 2003 fiscal third quarter declined 5.6% from the $81.5 million for the same quarter last year. The decline in sales for the quarter resulted from a 15.6% decline in U.S. sales offset by a 5.1% increase in foreign sales over the prior year period. A&E's sales of $222.2 million for the first nine months of fiscal 2003 increased 2.0% from the prior year period when sales were $217.9 million. Foreign sales represented approximately 54% of the total sales for the quarter and approximately 52% of the total sales for the first nine months. Operating profit for the third quarter of fiscal 2003 of $5.4 million decreased 36.2% from $8.4 million in the prior year period. For the nine months ended June 29, 2003, operating profit increased to $11.3 million compared to operating profit of $4.8 million last year, which included exit and impairment charges. As discussed above, the operating profit of A&E was reduced by a $7.9 million pre-tax charge recorded in the second quarter of fiscal 2002 due to the consolidation of two U.S. industrial thread dyeing and finishing operations at A&E.

Dickson commented on the 15.6% decline in U.S. sales during the quarter, "The overall softness of the U.S. economy, poor retail sales of apparel, and inflated retail inventories negatively impacted our U.S. customer base. Lower sales volumes and weaker manufacturing schedules in the U.S., plus rising raw material costs and fierce competition contributed to the profit decline. The domestic market outlook remains weak. There is currently no sign of recovery from the deterioration of domestic production schedules that occurred during the third quarter."

The trend of customers shifting buying and production out of the United States has continued. Dickson discussed additions to A&E's foreign capacity, "On June 1, 2003 we successfully completed the establishment of a 50/50 joint venture with Ningbo Veken Elite Group to manufacture, distribute, and sell sewing thread for the domestic China market as well as exports. Veken is one of the largest thread companies in China with sales of approximately $34 million in 2002. The assets, sales, and staff were successfully transferred to the new joint venture company, Huamei Thread Company Limited."

Dickson added, "In addition to China, we expanded our international presence with a sales and distribution operation in Nicaragua. Also, our joint venture in Bangladesh began construction on a new dyehouse to support our growing business. The dyehouse is expected to be operational early in fiscal 2004."

Dickson continued, "The market outlook remains weak domestically. Customers continue to reduce production schedules to control inventories in this weak retail environment and we are not expecting much improvement in our operating schedules for the fourth quarter. Management is focused on executing our business plans in China, expanding sales worldwide, and optimizing costs and manufacturing capacities."

During the third fiscal quarter of 2003, depreciation and amortization for Ruddick on a consolidated basis totaled $19.3 million and capital expenditures totaled $18.5 million. Harris Teeter spent $15.4 million in capital expenditures during the quarter, and $38.7 million for the first nine months of fiscal 2003. Harris Teeter estimates total capital spending for fiscal 2003 of approximately $64.8 million compared to spending of $66.6 million in fiscal 2002. Harris Teeter has recognized opportunities to invest in the development of certain of its new stores. Such development capital spending was minimal during the third quarter of fiscal 2003 but was $9.5 million for the first nine months. A total of $20.5 million of such investment is expected for this fiscal year. The anticipated increase in expenditures primarily reflects Harris Teeter's focus on new store growth opportunities and store remodels in its core markets. A&E's capital expenditures were $3.1 million in the quarter and $6.5 million year to date. A&E expects total fiscal year 2003 capital spending of approximately $12.3 million, compared to $7.8 million last year.

In the attached "Summary of Sales and Earnings," the Company has reclassified certain corporate administrative expenses of the holding company from "Other Expense (Income)" to "Selling, General and Administrative Expenses" for the current and prior year periods presented. The reclassified amounts are captioned "Corporate." Such reclassification had the effect of reducing consolidated operating profit by $1.3 million and $3.1 million for the quarters ended June 29, 2003 and June 30, 2002, respectively and $4.0 million and $6.3 million for the nine months ended in 2003 and 2002, respectively. The reclassification had no effect on consolidated revenues, cost of sales, net income, net income per share, business segment operating profit or the financial position and cash flows of the Company.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states; and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(In thousands, except per share data)

	QUARTER ENDED		NINE MONTHS ENDED
	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES
American & Efird	$ 76,919	$ 81,517	$ 222,164	$ 217,899
Harris Teeter	608,093	584,819	1,826,428	1,761,092
Total	685,012	666,336	2,048,592	1,978,991

COST OF SALES
American & Efird	56,547	58,598	165,672	162,930
Harris Teeter	434,519	412,309	1,301,089	1,254,698
Total	491,066	470,907	1,466,761	1,417,628

GROSS PROFIT
American & Efird	20,372	22,919	56,492	54,969
Harris Teeter	173,574	172,510	525,339	506,394
Total	193,946	195,429	581,831	561,363

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
American & Efird	15,005	14,505	45,146	42,347
Harris Teeter	150,481	150,337	456,135	441,630
Corporate	1,328	3,091	3,988	6,278
Total	166,814	167,933	505,269	490,255

EXIT AND IMPAIRMENT CHARGES (CREDITS)
American & Efird	-	-	-	7,858
Harris Teeter	-	(710)	-	(710)
Total	-	(710)	-	7,148

OPERATING PROFIT (LOSS)
American & Efird	5,367	8,414	11,346	4,764
Harris Teeter	23,093	22,883	69,204	65,474
Corporate	(1,328)	(3,091)	(3,988)	(6,278)
Total	27,132	28,206	76,562	63,960

OTHER EXPENSE (INCOME)
Interest expense	3,187	3,535	9,345	9,447
Interest income	(428)	(463)	(905)	(1,067)
Investment gains	(306)	(289)	(483)	(241)
Minority interest	467	339	1,077	507
Total	2,920	3,122	9,034	8,646

INCOME BEFORE TAXES	24,212	25,084	67,528	55,314
Income Taxes	8,088	8,605	24,010	19,597
NET INCOME	$ 16,124	$ 16,479	$ 43,518	$ 35,717

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING --
Weighted Average Number of Basic Shares Outstanding	46,306	46,424	46,444	46,388
Weighted Average Number of Diluted Shares Outstanding	46,372	46,611	46,506	46,565

NET INCOME PER SHARE --
Earnings Per Share - Basic	$ 0.35	$ 0.35	$ 0.94	$ 0.77
Earnings Per Share - Diluted	$ 0.35	$ 0.35	$ 0.94	$ 0.77

DIVIDENDS DECLARED PER SHARE - Common	$ 0.09	$ 0.09	$ 0.27	$ 0.27

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 29,	June 30,
	2003	2002
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 36,716	$ 84,577
Temporary Investments	56,881	-
Accounts Receivable, Net	73,365	68,731
Inventories	233,620	224,365
Other Current Assets	35,499	41,849
Total Current Assets	436,081	419,522

PROPERTY, NET	516,870	536,673

INVESTMENTS	30,814	12,686

OTHER ASSETS	63,502	59,530

Total Assets	$ 1,047,267	$ 1,028,411

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 2,633	$ 3,665
Current Portion of Long-Term Debt	1,213	701
Dividends Payable	3,397	3,389
Accounts Payable	146,591	148,823
Income Taxes Payable	3,485	16,917
Other Accrued Liabilities	87,027	91,034
Total Current Liabilities	244,346	264,529

LONG-TERM DEBT	188,247	188,761

DEFERRED INCOME TAXES	33,851	44,889
PENSION LIABILITIES	50,549	19,852
OTHER LIABILITIES	35,024	32,151

MINORITY INTEREST	8,603	7,729

SHAREHOLDERS' EQUITY:
Capital Stock - Common	47,223	50,872
Retained Earnings	476,931	433,854
Accumulated Non-Owner Changes in Equity	(37,507)	(14,226)
Shareholders' Equity	486,647	470,500

Total Liabilities and Shareholders' Equity	$1,047,267	$1,028,411
RUDDICK CORPORATION OPERATING STATISTICS June 29, 2003 (Dollars in millions)
	American & Efird	Harris Teeter	Consolidated Ruddick Corporation
Depreciation and Amortization:
3rd Quarter	$ 4.6	$14.1	$19.3
Year to Date	13.5	43.6	58.3

Capital Expenditures:
3rd Quarter	$ 3.1	$15.4	$18.5
Year to Date	6.5	38.7	45.2

Harris Teeter Store Count:	Quarter		Year-to-Date
Beginning number of stores	142		143
Opened during the period	1		2
Closed during the period	(4)		(6)
Stores in operation at end of period	139		139

  Note: Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not necessarily additive.

Contact:
John Woodlief
Vice President - Finance and Chief Financial Officer
704-372-5404

SOURCE Ruddick Corporation